Exhibit 2.

SERIES A PREFERRED STOCK PURCHASE AGREEMENT

THIS SERIES A PREFERRED STOCK PURCHASE AGREEMENT (the “Agreement”) is made as of the 13th day of February, 2009, by and among Diligent Board Member Services, Inc., a Delaware corporation (the “Company”), and the investors listed on Exhibit A attached to this Agreement (each a “Purchaser” and together the “Purchasers”).

The parties hereby agree as follows:

1. Purchase and Sale of Preferred Stock.

1.1. Sale and Issuance of Series A Preferred Stock.

(a) The Company shall adopt and file with the Secretary of State of the State of Delaware on or before the Closing (as defined below) the Amended and Restated Certificate of Incorporation in the form of Exhibit B attached to this Agreement (the “Restated Certificate”).

(b) Subject to the terms and conditions of this Agreement, each Purchaser agrees, severally and not jointly, to purchase at the Closing and the Company agrees to sell and issue to each Purchaser at the Closing, that number of shares of Series A Preferred Stock set forth opposite each Purchaser’s name on Exhibit A, at a purchase price of US$0.10 per share. The shares of Series A Preferred Stock issued to the Purchasers pursuant to this Agreement shall be referred to in this Agreement as the “Shares.”

1.2. Closing; Delivery.

(a) The purchase and sale of the Shares shall take place remotely via the exchange of documents and signatures, at 10:00 a.m. EST, on March 11, 2009, or, if approval by the Company’s shareholders of the Restated Certificate and issuance of the Shares has not been obtained by then, at 10:00 a.m. EST on the first U.S. business day commencing after such approval is obtained, or at such other time and place as the Company and the Purchasers mutually agree upon, orally or in writing (which time and place are designated as the “Closing”).

(b) At the Closing, the Company shall deliver to each Purchaser a certificate representing the Shares being purchased by such Purchaser at the Closing against payment of the purchase price therefor by wire transfer to a bank account designated by the Company.

1.3. Use of Proceeds. In accordance with the directions of the Company’s Board of Directors, the Company will use the proceeds from the sale of the Shares for working capital and other general corporate purposes.

1.4. Defined Terms Used in this Agreement. In addition to the terms defined above, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

“Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including, without limitation, any general partner, officer, director or manager of such Person and any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

“Applicable Laws” means all federal, state, and foreign (including New Zealand and the United Kingdom) laws, including securities laws, and regulations that pertain to the Company in those jurisdictions where it conducts its business.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Intellectual Property” means all Intellectual Property (as defined below) as are necessary to the conduct of the Company’s business as now conducted and as presently proposed to be conducted.

“Investors’ Rights Agreement” means the agreement among the Company and the Purchasers dated as of the date of the Closing, in the form of Exhibit C attached to this Agreement.

“Key Employee” means any executive-level employee (including division director and vice president-level positions) with annual earnings (including cash bonuses) in excess of $200,000, as well as any employee or consultant who either alone or in concert with others develops, invents, programs or designs any Company Intellectual Property.

“Knowledge,” including the phrase “to the Company’s Knowledge,” shall mean the actual knowledge after reasonable investigation of Allessandro Sodi, Hunter Cohen, Brian Henry, Sharon Daniels, and Robert Norton.

“Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, prospects or results of operations of the Company; except that the term Material Adverse Effect does not include any change, circumstance, development, state of fact, event or effect arising from (i) any change in the United States or foreign economies or securities or financial markets in general, (ii) any changes after the date of this Agreement in Applicable Laws or accounting rules and (iii) any outbreak of hostilities, acts of war or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war or terrorism or military actions existing or underway as of the date of this Agreement.

“NZX” means the New Zealand Stock Exchange, and any regulatory, rule-making, enforcement or administrative bodies affiliated therewith.

“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

“Predecessor LLC” means Services Share Holdings, LLC (f/k/a Diligent Board Member Services, LLC).

“Purchaser” means each of the Purchasers who is a party to this Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“SEC” means the United States Securities and Exchange Commission.

“Shares” means the shares of Series A Preferred Stock issued at the Closing.

“Transaction Agreements” means this Agreement and the Investors’ Rights Agreement.

2. Representations and Warranties of the Company. The Company hereby represents and warrants to each Purchaser that, except as set forth on the Disclosure Schedule attached as Exhibit D to this Agreement which exceptions shall be deemed to qualify the representations and warranties made hereunder, the representations set forth in this Section 2 are true and complete as of the date of the Closing, except as otherwise indicated. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Section 2, and the disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Section 2 only to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

For purposes of these representations and warranties (other than those in Sections 2.1, 2.2, 2.3, 2.4, and 2.5), the term “the Company” shall include any subsidiaries of the Company, unless otherwise noted herein.

2.1. Organization, Good Standing, Corporate Power and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect. In addition, each subsidiary of the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has all requisite power and authority to carry on its business as presently conducted and as proposed to be conducted. Each subsidiary of the Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

2.2. Capitalization. The authorized capital of the Company consists, immediately prior to the Closing, of:

(a) 250,000,000 shares of common stock, US$0.001 par value per share (the “Common Stock”), 90,440,000 shares of which are issued and outstanding immediately prior to the Closing. All of the outstanding shares of Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all Applicable Laws. Except as otherwise set forth in Section 2.2(a) of the Disclosure Schedule, the Company holds no treasury stock and no shares of Series A Preferred Stock in its treasury.

(b) 50,000,000 shares of Preferred Stock, of which 50,000,000 shares have been designated Series A Preferred Stock, none of which are issued and outstanding immediately prior to the Closing. The rights, privileges and preferences of the Preferred Stock are as stated in the Restated Certificate and as provided by the general corporation law of the jurisdiction of the Company’s incorporation.

(c) The Company has reserved 10,000,000 shares of Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to its 2007 Stock Option Plan duly adopted by the Board of Directors and approved by the Company stockholders (the “Stock Plan”). Of such reserved shares of Common Stock, 4,600,000 shares have been issued pursuant to restricted stock purchase agreements, no options to purchase shares have been granted and are currently outstanding, and 5,400,000 shares of Common Stock remain available for issuance to officers, directors, employees and consultants pursuant to the Stock Plan. The Company has furnished to the Purchasers complete and accurate copies of the Stock Plan and forms of agreements used thereunder.

(d) Section 2.2(d) of the Disclosure Schedule sets forth the capitalization of the Company immediately following the Closing including the number of shares of the following: (i) issued and outstanding Common Stock, including, with respect to restricted Common Stock, vesting schedule and repurchase price; (ii) issued stock options, including vesting schedule and exercise price; (iii) stock options not yet issued but reserved for issuance; (iv) each series of Preferred Stock and shares of Common Stock reserved for the potential conversion thereof; and (v) warrants or stock purchase rights, if any. Except for (A) the conversion privileges of the Shares to be issued under this Agreement, (B) the rights provided in Section 4 of the Investors’ Rights Agreement, and (C) the securities and rights described in Section 2.2(c) of this Agreement and Section 2.2(d) of the Disclosure Schedule and the Restated Certificate of Incorporation, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any shares of Common Stock or Series A Preferred Stock, or any securities convertible into or exchangeable for shares of Common Stock or Series A Preferred Stock.

(e) Except as otherwise set forth in Section 2.2(e) of the Disclosure Schedule, none of the Company’s stock purchase agreements or stock option documents contains a provision for acceleration of vesting (or lapse of a repurchase right) or other changes in the vesting provisions or other terms of such agreement or understanding upon the occurrence of any event or combination of events. Except as set forth in the Restated Certificate, the Company has no obligation (contingent or otherwise) to purchase or redeem any of its capital stock.

(f) 409A. No stock options, stock appreciation rights or other equity-based awards issued or granted by the Company are subject to the requirements of Section 409A of the Code. Each “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) under which the Company makes, is obligated to make or promises to make, payments (each, a “409A Plan”) complies in all material respects, in both form and operation, with the requirements of Section 409A of the Code and the guidance thereunder. No payment to be made under any 409A Plan is, or to the knowledge of the Company will be, subject to the penalties of Section 409A(a)(1) of the Code.

2.3. Subsidiaries. Except as set forth in Section 2.3 of the Disclosure Schedule, the Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement.

2.4. Authorization. All corporate action required to be taken by the Company’s Board of Directors and stockholders in order to authorize the Company to enter into the Transaction Agreements, and to issue the Shares at the Closing and the Common Stock issuable upon conversion of the Shares, has been taken or will be taken prior to the Closing. All action on the part of the officers of the Company necessary for the execution and delivery of the Transaction Agreements, the performance of all obligations of the Company under the Transaction Agreements to be performed as of the Closing, and the issuance and delivery of the Shares has been taken or will be taken prior to the Closing. The Transaction Agreements, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Investors’ Rights Agreement may be limited by applicable federal or state securities laws.

2.5. Valid Issuance of Shares. The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable state and federal securities laws and liens or encumbrances created by or imposed by a Purchaser. Assuming the accuracy of the representations of the Purchasers in Section 4 of this Agreement and subject to the filings described in Section 2.6(ii) below, the Shares will be issued in compliance with all Applicable Laws. The Common Stock issuable upon conversion of the Shares has been duly reserved for issuance, and upon issuance in accordance with the terms of the Restated Certificate, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable federal and state securities laws and liens or encumbrances created by or imposed by a Purchaser. Based in part upon the representations of the Purchasers in Section 4 of this Agreement, and subject to Section 2.6 below, the Common Stock issuable upon conversion of the Shares will be issued in compliance with all Applicable Laws.

2.6. Governmental Consents and Filings. Assuming the accuracy of the representations made by the Purchasers in Section 4 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, local or foreign governmental or regulatory authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for (i) the filing of the Restated Certificate, which will have been filed as of the Closing, (ii) filings pursuant to Regulation D of the Securities Act, and applicable state securities laws, which have been made or will be made in a timely manner, and (iii) filings pursuant to the rules of the NZX and the Securities Exchange Act of 1934 (the “Exchange Act”), which have been made or will be made in a timely manner.

2.7. Litigation. Except as otherwise set forth in Section 2.7 of the Disclosure Schedule, the Company has no notice of any claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to the Company’s knowledge, currently threatened in writing (i) against the Company or any officer, director or Key Employee of the Company arising out of their employment or board relationship with the Company; (ii) that questions the validity of the Transaction Agreements or the right of the Company to enter into them, or to consummate the transactions contemplated by the Transaction Agreements; (iii) against the Company or any officer, director or Key Employee of the Company involving the SEC, the NZX or any other New Zealand governmental or regulatory body; or (iv) to the Company’s knowledge, that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Neither the Company nor, to the Company’s knowledge, any of its officers, directors or Key Employees is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers, directors or Key Employees, such as would affect the Company). There is no action, suit, proceeding or investigation by the Company pending or which the Company intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to the Company) involving the prior employment of any of the Company’s employees, their services provided in connection with the Company’s business, or any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.

2.8. Intellectual Property. Except as set forth in Section 2.8 of the Disclosure Schedule:

(a) Ownership. Section 2.8(a) of the Disclosure Schedule sets forth all registered trademarks and service marks, all reserved trade names, all registered copyrights, and all filed patent applications, issued patents, Internet domain names, Internet domain name applications, and all other Company Intellectual Property and separately identifies each license or other agreement (other than licenses for “off-the-shelf” software in an amount less than US$3,000, which in the aggregate do not exceed US$30,000) pursuant to which Company has the right to use Company Intellectual Property not owned exclusively by Company and utilized in connection with its business or the development activities of Company (the “Company

Licenses”). Each Company License is a legal, valid and binding agreement of Company, and each Company License is a legal, valid and binding agreement of the other parties thereto, and the Company is not aware of any termination or change to, or receipt of proposal with respect to, any Company License as a result of the proposed sale of the Shares or otherwise. The cancellation or expiration of any Company License would not have a Material Adverse Effect on the assets, business, financial condition, prospects or results of operations of Company or its subsidiaries. All of the Company Intellectual Property is valid and enforceable and all of the Company Intellectual Property that is registered or for which an application is pending are in good standing, with all fees paid in full and filings made to date. None of the Company Intellectual Property is subject to any territorial restrictions, except as would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Section 2.8(a) of the Disclosure Schedule with respect to the Company Licenses, the Company is the sole and exclusive owner of the entire right, title, and interest in and to the Company Intellectual Property, free and clear of any security interest, lien claim, restriction or encumbrance of any kind or nature whatsoever. In addition, any research and development in connection with the Company Intellectual Property was not the result of the work and/or contribution of any third party (including, without limitation, suppliers or subcontractors) who has, has had or may have any right, title or interest in such Company Intellectual Property.

(b) No Infringement; Absence of Claims. The Company Intellectual Property (including the System (as defined below)) and all components thereof do not infringe upon the Intellectual Property of any third parties located anywhere in the world. None of the Company Intellectual Property is or has been involved in any interference, reissue, reexamination, opposition, invalidation or cancellation action, claim or proceeding and no such action, claim or proceeding has been threatened against Company. No other claim, action, suit, proceeding or investigation with respect to the Company Intellectual Property (including the System) has ever been instituted, is pending, or to Company’s knowledge, threatened, and, to the Company’s Knowledge, the exists no valid basis for any such claim, action, suit, proceeding or investigation that, if initiated, would reasonably be expected to have a Material Adverse Effect.

(c) Trade Secret Protection. The Source Code (as defined below) relating to the Software (as defined below) (other than Third-Party Software (as defined below)) and other Confidential Information (as defined below) (1) has at all times been maintained in confidence in a manner that is customary in and consistent with Company’s industry and (2) has been disclosed by Company only to employees and consultants having a “need to know” the contents thereof in connection with the performance of their duties to Company. All of the Company Intellectual Property, Source Code relating to the Software (other than Third-Party Software) and other Confidential Information has been adequately protected, as appropriate by trade secret processes, non-disclosure agreements and/or by affixing proper notices on any Company Intellectual Property. Company has taken all necessary and desirable actions to secure, maintain and enforce its rights in and to the Company Intellectual Property and other Confidential Information to preserve the secrecy of such information as is customary and consistent with Company’s industry. Company Intellectual Property and other Confidential Information consisting of trade secrets are not part of public knowledge or literature and have not been used, divulged or appropriated to any person or entity or to the detriment of Company.

(d) Personnel Agreements. All personnel, including members of management, employees, agents, consultants, and contractors, who have contributed to or participated in the conception and development of any Company Intellectual Property or the System (other than Third-Party Software) on behalf of Company that is proprietary to the Company or otherwise material to the Company’s business either (1) have been party to a “work-for-hire” arrangement or agreement with Company, in accordance with applicable federal, state and foreign laws, that has accorded Company full, effective, exclusive, and original ownership of all tangible and intangible property thereby arising, or (2) have executed appropriate instruments of assignment in favor of Company as assignee that have conveyed to Company full, effective, and exclusive ownership of all tangible and intangible property thereby arising.

(e) No Third Party Infringement. To the knowledge of Company, there exists no actual or threatened infringement or misappropriation by any third party of any Company Intellectual Property (including breach or misuse of any Confidential Information) or any event likely to constitute such an infringement or misappropriation, nor has Company acquiesced in the unauthorized infringement or misappropriation thereof by any third party.

(f) No Oral Contracts. The Company is not a party to any oral license, sublicense or other agreement that, if reduced to written form, would be required to be disclosed or otherwise be subject to this Section 2.8.

(g) Trademarks and Copyrights. Company expects all pending trademark applications worldwide to receive registration and, to the knowledge of Company, no third party has objected or threatened to object to registration of a Company trademark and no trademark office worldwide has put forth a substantive objection to a Company trademark application that should prevent registration of a pending trademark application. To the knowledge of Company, no third party has objected or threatened to object to registration of a Company copyright and no copyright office worldwide has put forth a substantive objection to a Company copyright application that should prevent registration of a pending copyright application. To the knowledge of the Company, no third party has objected or threatened to object to registration of a Company patent and no patent office worldwide has put forth a substantive objection to a Company patent application that should prevent registration of a pending patent application.

(h) Safety Measures. Company has created and has safely stored back-up copies of all its Software and Documentation (as defined below), and has taken all other reasonable and necessary steps to protect the Company Intellectual Property and its rights thereunder, and to its knowledge, no such rights to any such Intellectual Property have been lost or are in jeopardy of being lost through its failure to act.

(i) No Payment Obligations. There are no outstanding royalty, commission or other executory payment agreements, arrangements or obligations with respect to any Company Intellectual Property, including the System and any Company Licenses.

(j) No Warranties. Section 2.8(j) to the Disclosure Schedule sets forth the written representations and warranties made by the Company with respect to its products or services.

(k) Domain Names. The Company has registered all domain names (including primary and secondary domain names) that are used or proposed to be used by Company in the conduct of its business as currently conducted and/or as proposed to be conducted with all the appropriate domain name registration companies (the “Domain Names”). Section 2.8(k) to the Disclosure Schedule lists all such Domain Names registered anywhere in the world. Company shall not, and shall not permit any other party to, apply for the use of, or use, throughout the world, the Domain Names, any domain name incorporating the Domain Names, or any domain name confusingly similar to the Domain Names.

(l) Open Source. The Company Intellectual Property (including the Software) does not include any “open source” code (as defined by the Open Source Initiative) or “Free” code (as defined by the Free Software Foundation), nor has it been created in such a way that it is compiled with or linked to any such code. To the extent that the Company Intellectual Property includes the “open source” and “Free” code identified in Section 2.8(l) to the Disclosure Schedule, such code is not integrated in any way into any of the Company Intellectual Property which could result in a contractual requirement for the Company to make available the Source Code for any Software.

(m) Security. The Company has established, implemented and maintained (i) reasonable safeguards against the destruction, loss or alteration of, and unauthorized access to, all Software; and (ii) reasonable physical, network, electronic and internet security procedures, protocols, security gateways and firewalls with respect to all Software and all other Company Confidential Information, all in accordance with applicable industry standards and using state of the art resources. Company represents and warrants that there are no known or suspected weaknesses or vulnerability with respect to the security of any Software. Further, Company represents and warrants that there have been no known or suspected unauthorized use of or access to any of the Software, including any known or suspected unauthorized access to or disclosure of any PII (as defined below). All PII is stored and disseminated solely in encrypted form. The Company has installed and updated all Software with patches, updates, fixes and upgrades provided to Company by its vendors that are necessary or desirable for the maintenance of security of such Software.

(n) Definitions. For purposes of this Agreement:

(i) “Confidential Information” means any information that is treated as confidential information by the Company, including, without limitation, trade secrets or proprietary information, databases, software programs, processes, patent applications, Source Code, product development and product development techniques, price lists, pricing data, subscriber, advertiser, vendor, customer, pricing policies and marketing plans, operational methods, methods of doing business, technical processes, formulae, designs and design projects, inventions, research projects, policies and strategic plans, product information, manufacturing and advertising know-how, possible acquisition information, including business and personnel acquisition plans, and other business affairs of Company, which is or are designed to be used in, or are or may be useful in connection with, Company’s business, or which results from any of the research or development activities of Company, and (i) is private or confidential in that it is not generally known or available to the public, or (ii) gives Company an opportunity or the possibility of obtaining an advantage over competitors who may not know or use such information or who are not lawfully permitted to use the same.

(ii) “Documentation” shall mean written materials (and machine-readable text subject to human-readable display or printout) in the possession or control of Company that relate to the System or elements of the System. For purposes of clarification, Documentation shall include, without limitation, any documentation used in conjunction with Source Code in the development or maintenance process, including design or development specifications, flow charts, error reports and related correspondence and memoranda and any documentation used in the development or maintenance of any of the Hardware or Software, including design or development specifications, flow charts, error reports, support call reports, bug tracking system and related correspondence and memoranda and all materials regarding keys to encryption or cryptographic elements of Software in the possession or control of Company.

(iii) “Company Intellectual Property” shall mean all Intellectual Property used or proposed to be used by Company in the conduct of its business as currently conducted and/or as proposed to be conducted. Company Intellectual Property shall be deemed to include the Software and other aspects of the System (each as defined below).

(iv) “Hardware” shall mean the hardware, including any operating systems software loaded thereon, that are used or intended by Company to be used in connection with Company’s business.

(v) “Intellectual Property” shall mean any one or more of the following: trademarks (registered or unregistered), service marks, brand names, domain names, certification marks, trade dress, assumed names, trade names and other indications of origin and registrations in any jurisdiction, and applications in any jurisdiction to register the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries, improvements, concepts and ideas, whether reduced to practice or not and whether patented or not in any jurisdiction; computer programs, software (including object code, source code, and associated data and documentation), electronic databases (including any and all extracts or reports therefrom in any and all media) and other databases and data; mask-works; know-how and any other technology; trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by a third party; writings and other works, whether copyrighted, copyrightable or not in any jurisdiction; registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; any other intellectual property or proprietary rights; licenses, immunities, covenants not to sue and the like relating to any of the foregoing; and any claims or causes of action arising out of or related to any infringement, misuse or misappropriation of any of the foregoing.

(vi) “PII” shall mean personal information of any individual including, without limitation, such individual’s name, social security number, driver’s license number, home address, business address, telephone, wireless and/or fax number, short message service or text message address or other wireless device address, instant messaging address, any other contact information, credit card and debit card details, other financial information, medical and health-related information, demographic information and/or other information that may identify someone as an individual or allow online or offline contact with such person.

(vii) “Software” shall mean, collectively, all computer software and electronic data processing software, electronic databases, including any and all extracts or reports therefrom in any and all media, and other similar data (excluding widely-available off-the-shelf software programs), that is used or intended by Company to be used in connection with Company’s business, including, without limitation, any and all Source Code and object code versions thereof and the computer programs, tools, applications, flowcharts, block diagrams, designs, technical information, inventions (whether or not patentable), improvements, know-how, trade secrets, formulae, processes, bug-fixes, modifications, enhancements, works in progress and versions identified.

(viii) “Source Code” shall mean the human-readable (as opposed to machine-readable) form of the computer programming code for the Software, including source code listings as commented, including all necessary support or library routines, all of which shall be on media able to be read and processed on the System.

(ix) “System” shall mean the Hardware, Software and Documentation necessary to operate or otherwise directly related to the Diligent Boardbooks software product marketed by the Company.

(x) “Third-Party Software” shall mean software or technology in which any person or entity claims any right, title, or interest superior to Company, including any restrictions or obligations (including obligations to obtain consents or approvals, and restrictions that may be eliminated only by obtaining consents or approvals) applicable to the Software.

2.9. Compliance with Other Instruments. The Company is not in violation or default (i) of any provisions of its Restated Certificate or Bylaws, (ii) of any rules or regulations of the NZX that apply to the Company, (iii) of any instrument, judgment, order, writ or decree, (iv) under any note, indenture or mortgage, or (v) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound that is required to be listed on the Disclosure Schedule, or, of any provision of Applicable Law, the violation of which would have a Material Adverse Effect. The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company.

2.10. Agreements; Actions.

(a) Except for the Transaction Agreements or as otherwise set forth on Section 2.10 of the Disclosure Schedule, there are no agreements, understandings, instruments, contracts or proposed transactions to which the Company is a party or by which it is bound that involve (i) obligations (contingent or otherwise) of, or payments to, the Company in excess of US$75,000 in any given twelve-month period, (ii) the license of any patent, copyright, trademark, trade secret or other proprietary right to or from the Company, (iii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other Person that limit the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products, or (iv) indemnification by the Company with respect to infringements of proprietary rights.

(b) Except as set forth on Section 2.10 of the Disclosure Schedule, the Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of US$50,000 or in excess of US$100,000 in the aggregate, (iii) made any loans or advances to any Person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business. For the purposes of subsections (b) and (c) of this Section 2.10, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person (including Persons the Company has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsection.

(c) The Company is not a guarantor or indemnitor of any indebtedness of any other Person.

(d) The Company is not currently engaged in any discussion with any representative of any Person regarding (i) a sale or exclusive license of all or substantially all of the Company’s assets, or (ii) any merger, consolidation or other business combination transaction of the Company with or into another Person.

2.11. Certain Transactions.

(a) Except as set forth in Section 2.11(a) of the Disclosure Schedule, and other than (i) standard employee benefits generally made available to all employees, (ii) standard director and officer indemnification agreements approved by the Board of Directors, (iii) employment arrangements currently in effect, and (iv) the purchase of shares of the Company’s capital stock and the issuance of options to purchase shares of the Company’s Common Stock and grants of restricted Common Stock, in each instance, approved in the written minutes of the Board of Directors (previously provided to the Purchasers or their counsel), there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, consultants or Key Employees, or any Affiliate thereof.

(b) The Company is not indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees. Except as set forth in Section 2.11(b) of the Disclosure Schedule, none of the Company’s directors, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing (i) are, directly or indirectly, indebted to the Company or, (ii) to the Company’s knowledge, have any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company except that directors, officers or employees or stockholders of the Company may own stock in (but not exceeding two percent (2%) of the outstanding capital stock of) publicly traded companies that may compete with the Company. None of the Company’s Key Employees or directors or any members of their immediate families or any Affiliate of any of the foregoing are, directly or indirectly, interested in any contract with the Company. Except as set forth in Section 2.11(b) of the Disclosure Schedule, to the Company’s actual knowledge, none of the directors or officers, or any members of their immediate families, has any material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Company’s customers, suppliers, service providers, joint venture partners, licensees and competitors.

(c) The Company is the holder of and payee under that certain Promissory Note and Security Agreement (the “LLC Note”) dated October 1, 2007 issued by the Predecessor LLC to the Company. The current outstanding principal balance of the LLC Note is US$7,161,791, and a quarterly interest payment in the amount of US$89,522 (assuming no prepayment of outstanding principal between Closing and April 1, 2009) shall be due and payable on April 1, 2009. There have been no events of default under the LLC Note, nor has the LLC Note been amended in any respects since filed as Exhibit 10.4 to the Company’s Form 10 dated April 30, 2008. A total of 25,000,000 shares of the Company’s Common Stock (the “Pledged Shares”) are pledged to secure the LLC Note, which includes 892,500 shares pledged directly to the Company by Corcoran Consulting LLC, an indirect member of the Predecessor LLC, and 105,000 shares yet to be actually received as of February 11, 2009 from another indirect member of the Predecessor LLC. Except as set forth in the preceding sentence, the Company has taken all necessary steps under Applicable Law to perfect its security interest in the Pledged Shares. Subject to applicable bankruptcy laws, the Company’s security interest in the Pledged Shares shall not terminate except pursuant to (i) repayment in full of the LLC Note, (ii) a voluntary release of such security interest by the Company, or (iii) execution upon and seizure of the Pledged Shares by the Company in connection with a default under the LLC Note.

2.12. Rights of Registration and Voting Rights. Except as provided in the Investors’ Rights Agreement, the Company is not under any obligation to register under the Securities Act, the laws of New Zealand, or any rules or regulations of the NZX, any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities. To the Company’s knowledge, no stockholder of the Company has entered into any agreements with respect to the voting of capital shares of the Company.

2.13. Absence of Liens. The property and assets that the Company owns are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in compliance with such leases and, to its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets.

2.14. Financial Statements. The Company has delivered to each Purchaser the financial statements set forth in its Form 10 as filed with the SEC on December 5, 2008 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated, except that the unaudited Financial Statements may not contain all footnotes required by generally accepted accounting principles. The Financial Statements fairly present in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Financial Statements to normal year-end audit adjustments. Except as set forth in the Financial Statements, the Company has no material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to September 30, 2008, (ii) obligations under contracts and commitments incurred in the ordinary course of business and (iii) liabilities and obligations of a type or nature not required under generally accepted accounting principles to be reflected in the Financial Statements, which, in all such cases, individually and in the aggregate would not have a Material Adverse Effect. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles.

2.15. Changes. Since September 30, 2008, except as set forth in Section 2.15 of the Disclosure Schedule, there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a Material Adverse Effect;

(b) any damage, destruction or loss, whether or not covered by insurance, that would have a Material Adverse Effect;

(c) any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Effect;

(e) any material change to a material contract or agreement by which the Company or any of its assets is bound or subject;

(f) any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g) any resignation or termination of employment of any officer or Key Employee of the Company;

(h) any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets;

(i) any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j) any declaration, setting aside or payment or other distribution in respect of any of the Company’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Company;

(k) any sale, assignment or transfer of any Company Intellectual Property that could reasonably be expected to result in a Material Adverse Effect;

(l) receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company;

(m) to the Company’s knowledge, any other event or condition of any character, other than events affecting the economy or the Company’s industry generally, that could reasonably be expected to result in a Material Adverse Effect; or

(n) any arrangement or commitment by the Company to do any of the things described in this Section 2.15.

2.16. Employee Matters.

(a) As of the date hereof, the Company employs fifty-seven (57) full-time employees and nine (9) consultants or independent contractors. Section 2.16 of the Disclosure Schedule sets forth a detailed description of all compensation, including salary, bonus, severance obligations and deferred compensation paid or payable for each officer, employee, consultant and independent contractor of the Company who received compensation (on an annualized basis) in excess of US$200,000 for the fiscal year ended December 31, 2008 or is anticipated to receive compensation in excess of US$200,000 for the fiscal year ending December 31, 2009.

(b) To the Company’s knowledge, none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of the Company or that would conflict with the Company’s business. Neither the execution or delivery of the Transaction Agreements, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as now conducted and as presently proposed to be conducted, will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

(c) The Company is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants, or independent contractors. The Company has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification, and collective bargaining. The Company has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties, or other sums for failure to comply with any of the foregoing.

(d) To the Company’s knowledge, no Key Employee intends to terminate employment with the Company or is otherwise likely to become unavailable to continue as a Key Employee, nor does the Company have a present intention to terminate the employment of any of the foregoing. Except for Robert Norton and Hunter Cohen, the employment of each employee of the Company is terminable at the will of the Company. Except as set forth in Section 2.16(d) of the Disclosure Schedule or as required by law, upon termination of the employment of any such employees, no severance or other payments (other than two weeks pay) will become due. Except as set forth in Section 2.16(d) of the Disclosure Schedule or the preceding sentence, the Company has no policy, practice, plan, or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

(e) The Company has not made any representations regarding equity incentives to any officer, employees, director or consultant that are inconsistent with the share amounts and terms set forth in the minutes of meetings of the Company’s board of directors.

(f) Each former Key Employee whose employment was terminated by the Company has entered into an agreement with the Company providing for the full release of any claims against the Company or any related party arising out of such employment.

(g) Section 2.16 of the Disclosure Schedule sets forth each employee benefit plan maintained, established or sponsored by the Company, or which the Company participates in or contributes to, which is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Company has made all required contributions and has no liability to any such employee benefit plan, other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, and has complied in all material respects with all applicable laws for any such employee benefit plan.

(h) The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of the Company, has sought to represent any of the employees, representatives or agents of the Company. There is no strike or other labor dispute involving the Company pending, or to the Company’s knowledge, threatened, which could have a Material Adverse Effect, nor is the Company aware of any labor organization activity involving its employees.

(i) To the Company’s Knowledge, none of the Key Employees or directors of the Company has been found, in New Zealand, by a court of competent jurisdiction in a civil action or by any administrative body to have violated any applicable securities, commodities, or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended or vacated. In addition, the Company accurately disclosed in its Form 10, as filed with the SEC on December 5, 2008, all information described in Item 401(f) of Regulation S-K (as disclosed on December 5, 2008, the “Item 401(f) Information”). Upon the execution of this Agreement and at Closing, the Item 401(f) Information continues to represent a complete and accurate statement of all information described in Item 401(f) of Regulation S-K.

2.17. Tax Returns and Payments. There are no federal, state, county, local or foreign taxes dues and payable by the Company in excess of $10,000 which have not been timely paid. There have been no examinations or audits of any tax returns or reports by any applicable federal, state, local or foreign governmental agency. The Company has duly and timely filed all federal, state, county, local and foreign tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

2.18. Non-Competition Agreements. Except as set forth in Schedule 2.18 of the Disclosure Schedule, each Key Employee has executed an Agreement with the Company prohibiting such employee, during employment and for not less than six (6) months thereafter, from soliciting any of the Company’s customers or employees or otherwise encouraging such Persons to reduce the scope of or terminate such Persons’ business relationships with the Company. The Company is not aware that any of its Key Employees is in violation thereof.

2.19. Permits. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could reasonably be expected to have a Material Adverse Effect. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

2.20. Corporate Documents. The Restated Certificate and Bylaws of the Company are in the form provided to the Purchasers. The copy of the minute books of the Company provided to the Purchasers contains minutes of all meetings of directors and stockholders and all actions by written consent without a meeting by the directors and stockholders since the date of incorporation and accurately reflects in all material respects all actions by the directors (and any committee of directors) and stockholders with respect to all transactions referred to in such minutes.

2.21. Securities Filings. Except as set forth in Section 2.21 of the Disclosure Schedule, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under:

(a) the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(b) the rules and regulations of the NZX for the two years preceding the date hereof (or such shorter period as the Company was required by Applicable Law to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “NZX Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such NZX Reports prior to the expiration of any such extension. As of their respective dates, the NZX Reports complied in all material respects with the requirements of the NZX, and none of the NZX Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and

(c) any Applicable Laws of New Zealand to which the Company is subject as a result of its listing on the NZX.

2.22. Compliance with Laws. Except as disclosed in its Form 10 as filed with the SEC on December 5, 2008, the Company is not, nor has it been, in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of the Company’s business or the ownership of its properties, except where such violation would not have a Material Adverse Effect. No governmental orders, permissions, consents, approvals or authorizations are required to be obtained and no registrations or declarations are required to be filed in connection with the execution and delivery of the Transaction Agreements and the sale of the Shares, except such as has been duly and validly obtained or filed, or with respect to any filings that must be made after the date hereof, which will be filed in a timely manner.

2.23. Environmental and Safety Laws. Except as could not reasonably be expected to have a Material Adverse Effect (a) the Company is and has been in compliance with all Environmental Laws; (b) there has been no release or threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste, or petroleum or any fraction thereof, (each a “Hazardous Substance”) on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company; (c) there have been no Hazardous Substances generated by the Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any governmental authority in the United States; and (d) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Company, except for the storage of hazardous waste in compliance with Environmental Laws. The Company has made available to the Purchasers true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies, and environmental studies or assessments.

For purposes of this Section 2.23, “Environmental Laws” means any law, regulation, or other applicable requirement relating to (a) releases or threatened release of Hazardous Substance; (b) pollution or protection of employee health or safety, public health or the environment; or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

2.24. [Reserved]

2.25. Disclosure. No representation or warranty of the Company contained in this Agreement, as qualified by the Disclosure Schedule, and no certificate furnished or to be furnished to Purchasers at the Closing contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

3. [Reserved]

4. Representations and Warranties of the Purchasers. Each Purchaser hereby represents and warrants to the Company, severally and not jointly, that:

4.1. Authorization. The Purchaser has full power and authority to enter into the Transaction Agreements. The Transaction Agreements to which such Purchaser is a party, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (b) to the extent the indemnification provisions contained in the Investors’ Rights Agreement may be limited by applicable federal or state securities laws.

4.2. Purchase Entirely for Own Account. This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Shares to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Shares. The Purchaser has not been formed for the specific purpose of acquiring the Shares.

4.3. Disclosure of Information. The Purchaser has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Shares with the Company’s management. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of the Purchasers to rely thereon.

4.4. Restricted Securities. The Purchaser understands that the Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Shares indefinitely unless they are registered with the SEC and qualified by state authorities, an exemption from such registration and qualification requirements is available or such Shares are registered on a foreign stock exchange and become freely tradable in accordance with all Applicable Laws. The Purchaser acknowledges that the Company has no obligation to register or qualify the Shares, or the Common Stock into which it may be converted, for resale except as set forth in the Investors’ Rights Agreement. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

4.5. No Public Market. The Purchaser understands that no public market in the United States now exists for the Shares, and that the Company has made no assurances that such a public market will ever exist for the Shares.

4.6. Legends. The Purchaser understands that the Shares and any securities issued in respect of or exchange for the Shares, may bear one or all of the following legends:

(a) “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. THE SHARES MAY NOT BE OFFERED, SOLD, OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933 OR AN AVAILABLE EXEMPTION THEREFROM.”

(b) Any legend set forth in, or required by, the other Transaction Agreements.

(c) Any legend required by the securities laws of any state to the extent such laws are applicable to the Shares represented by the certificate so legended.

4.7. Accredited Investor. The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

4.8. [Reserved]

4.9. No General Solicitation. Neither the Purchaser, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Shares.

4.10. Exculpation Among Purchasers. Each Purchaser acknowledges that it is not relying upon any Person, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. Each Purchaser agrees that no Purchaser nor the respective controlling Persons, officers, directors, partners, agents, or employees of any Purchaser shall be liable to any other Purchaser for any action heretofore taken or omitted to be taken by any of them in connection with the purchase of the Shares. Each Investor acknowledges that Trenam Kemker has acted solely on behalf of Spring Street Partners, Inc. (and its Affiliates) in connection with the negotiation, preparation and documentation of this Agreement and the related agreements and transactions contemplated in this Agreement, and that Trenam Kemker has not represented or advised any other Purchaser, or any other person or parties in connection therewith or with any related matters. Each Purchaser other than Spring Street Partners, Inc. (and its Affiliates) has had an opportunity to consult with its own counsel in connection with the transactions contemplated by this Agreement.

4.11. Residence. If the Purchaser is an individual, then the Purchaser resides in the state or province identified in the address of the Purchaser set forth on Exhibit A; if the Purchaser is a partnership, corporation, limited liability company or other entity, then the office or offices of the Purchaser in which its principal place of business is identified in the address or addresses of the Purchaser set forth on Exhibit A.

5. Conditions to the Purchasers’ Obligations at Closing. The obligations of each Purchaser to purchase Shares at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

5.1. Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall be true and correct in all respects as of the Closing.

5.2. Performance. The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company on or before the Closing.

5.3. Compliance Certificate. The President of the Company shall deliver to the Purchasers at the Closing a certificate certifying that the conditions specified in Sections 5.1 and 5.2 have been fulfilled.

5.4. Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be obtained and effective as of the Closing.

5.5. Opinion of Company Counsel. The Purchasers shall have received an opinion of counsel, dated as of the closing, from (i) Robert Norton, general counsel for the Company, and (ii) Buddle Findlay, New Zealand counsel for the Company, each in a form reasonably acceptable to the Purchasers.

5.6. Board of Directors. As of the Closing, the authorized size of the Board shall be no more than seven (7) directors.

5.7. Investors’ Rights Agreement. The Company and each Purchaser named as parties thereto shall have executed and delivered the Investors’ Rights Agreement.

5.8. Restated Certificate. The Company shall have filed the Restated Certificate with the Secretary of State of Delaware on or prior to the Closing, which shall continue to be in full force and effect as of the Closing.

5.9. Secretary’s Certificate. The Secretary of the Company shall have delivered to the Purchasers at the Closing a certificate certifying (i) the Bylaws of the Company, (ii) resolutions of the Board of Directors of the Company approving the Transaction Agreements and the transactions contemplated under the Transaction Agreements, and (iii) resolutions of the stockholders of the Company approving the Restated Certificate and the issuance of the Shares.

5.10. Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to each Purchaser, and each Purchaser (or its counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested. Such documents may include good standing certificates.

5.11. Minimum Number of Shares at Closing. A minimum of 20,000,000 Shares must be sold to Spring Street Partners, L.P. at the Closing.

5.12. Key Man Life Insurance. The Company shall have obtained a “key man” life insurance policy, with the Company named as the beneficiary thereof, on the life of Alessandro Sodi with a death benefit of not less than US$3,000,000.

6. Conditions of the Company’s Obligations at Closing. The obligations of the Company to sell Shares to the Purchasers at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

6.1. Representations and Warranties. The representations and warranties of each Purchaser contained in Section 4 shall be true and correct in all respects as of the Closing.

6.2. Performance. The Purchasers shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them on or before the Closing.

6.3. Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Share pursuant to this Agreement shall be obtained and effective as of the Closing.

6.4. Investors’ Rights Agreement. Each Purchaser shall have executed and delivered the Investors’ Rights Agreement.

6.5. Minimum Number of Shares at Closing. A minimum of 20,000,000 Shares must be sold at the Closing.

7. Miscellaneous.

7.1. Survival of Warranties. Unless otherwise set forth in this Agreement, the representations and warranties of the Company and the Purchasers contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing, and terminate two (2) years thereafter, and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Purchasers or the Company.

7.2. Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

7.3. Governing Law. This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of New York, without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York.

7.4. Counterparts; Facsimile. This Agreement may be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.5. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.6. Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (c) one business (1) day after deposit with a nationally recognized overnight courier, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page or Exhibit A, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 7.6. If notice is given to the Company, a copy shall also be sent to Robert Norton, General Counsel, Diligent Board Member Services, Inc., 39 West 37 Street, 8th Floor, New York, New York 10018, and if notice is given to the Purchasers, a copy shall also be given to Nathaniel C. Roland, Trenam Kemker, 101 E. Kennedy Boulevard, Suite 2700, Tampa, Florida 33602.

7.7. No Finder’s Fees. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. Each Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which each Purchaser or any of its officers, employees, or representatives is responsible. The Company agrees to indemnify and hold harmless each Purchaser from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

7.8. Fees and Expenses. At the Closing, the Company shall pay half of the reasonable fees and expenses of Trenam Kemker, legal counsel for Spring Street Partners, Inc. (and those of its Affiliates purchasing Shares hereunder)

7.9. Attorney’s Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of the Transaction Agreements, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

7.10. Amendments and Waivers. Any term of this Agreement may be amended, terminated or waived only with the written consent of the Company and the holders of at least 81% of the then-outstanding Shares. Any amendment or waiver effected in accordance with this Section 7.10 shall be binding upon the Purchasers and each transferee of the Shares (or the Common Stock issuable upon conversion thereof), each future holder of all such securities, and the Company.

7.11. Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

7.12. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

7.13. Entire Agreement. This Agreement (including the Exhibits hereto), the Restated Certificate and the other Transaction Agreements constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

7.14. Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of New York and to the jurisdiction of the United States District Court for the Southern District of New York for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of New York or the United States District Court for the Southern District of New York, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

7.15. No Commitment for Additional Financing. The Company acknowledges and agrees that no Purchaser has made any representation, undertaking, commitment or agreement to provide or assist the Company in obtaining any financing, investment or other assistance, other than the purchase of the Shares as set forth herein and subject to the conditions set forth herein. In addition, the Company acknowledges and agrees that (i) no statements, whether written or oral, made by any Purchaser or its representatives on or after the date of this Agreement shall create an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment, (ii) the Company shall not rely on any such statement by any Purchaser or its representatives and (iii) an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment may only be created by a written agreement, signed by such Purchaser and the Company, setting forth the terms and conditions of such financing or investment and stating that the parties intend for such writing to be a binding obligation or agreement. Each Purchaser shall have the right, in it sole and absolute discretion, to refuse or decline to participate in any other financing of or investment in the Company, and shall have no obligation to assist or cooperate with the Company in obtaining any financing, investment or other assistance.

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Exhibit 2.

IN WITNESS WHEREOF, the parties have executed this Series A Preferred Stock Purchase Agreement as of the date first written above.

COMPANY:

DILIGENT BOARD MEMBER SERVICES, INC.

By:	/s/ Alessandro Sodi
Name:	Alessandro Sodi
Title:	CEO and President
Address:	39 West 37th Street, 8th Floor New York, New York 10018

SIGNATURE PAGE TO PURCHASE AGREEMENT

PURCHASERS:

SPRING STREET PARTNERS, L.P.

By:	Spring Street Partners, Inc.
Its:	General Partner

/s/ David Liptak
	By:	David Liptak, President

Address:	515 Madison Avenue, 22nd Floor
New York, NY 10022

SIGNATURE PAGE TO PURCHASE AGREEMENT

PURCHASERS:

CARROLL CAPITAL HOLDINGS, LLC

By:	/s/ Kenneth Carroll
Name:	Kenneth Carroll
(print)

Title:	President
Address:	94 Long Pond Road Hewitt, NJ 07421

SIGNATURE PAGE TO PURCHASE AGREEMENT

Exhibit 2.

EXHIBIT A

SCHEDULE OF PURCHASERS

Purchaser	Number of Shares Purchased
Spring Street Partners, L.P.	20,000,000

Carroll Capital Holdings, LLC	10,000,000